Exhibit 23.1

KPMG LLP 265 Clinton Square Rochester, NY 14604-1701

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 22, 2024, with respect to the consolidated financial statements of Hyzon Motors Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Rochester, New York
June 6, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.